                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULE 13D-1(B) (C), AND (D) AND AMENDMENTS THERETO FILED
                            PURSUANT TO RULE 13D-2(B)

                                (AMENDMENT NO. )*
                              --------------------

                                 INNOVEDA, INC.
     ----------------------------------------------------------------------
                                (Name of Issuer)

                                  COMMON STOCK
     ----------------------------------------------------------------------
                         (Title of Class of Securities)

                                   45769F 10 2
     ----------------------------------------------------------------------
                                 (CUSIP Number)

                               SEPTEMBER 22, 2000
     ----------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

    [ ]      Rule 13d-1(b)
    [ ]      Rule 13d-1(c)
    [X]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------------------------------------------------------------------
CUSIP No. 45769F 10 2        SCHEDULE 13G                Page 1 of 7 pages
-------------------------------------------------------------------------------

 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     HIROSHI HASHIMOTO
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group*                             (b)  / /

     NOT APPLICABLE
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     JAPAN
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                     7,292
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person                           4,741,491
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  7,292
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  4,748,783
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     4,748,783
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares*     / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     12.1%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     IN
-------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
---------
(1) Includes 4,741,491 shares held by Kyoden Holding Co., a wholly owned subsidiary of Kyoden Company, Ltd. Mr. Hashimoto is Chairman and a director of Kyoden Company, Ltd. and is President of Kyoden Holding Co. Mr. Hashimoto disclaims beneficial ownership of all securities held by Kyoden Holding Co. The reporting herein of such securities shall not be construed as an admission that Mr. Hashimoto is the beneficial owner of any such securities for purposes of Section 13(d) or Section 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

-------------------------------------------------------------------------------
CUSIP No. 45769F 10 2        SCHEDULE 13G                Page 2 of 7 pages
-------------------------------------------------------------------------------

 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     KYODEN HOLDING CO.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group*                             (b)  / /

     NOT APPLICABLE
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     DELAWARE
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                     0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person                           4,741,491
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  0
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  4,741,491
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     4,741,491
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares*     / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     12.1%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     CO
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------------------------------------------------
CUSIP No. 45769F 10 2        SCHEDULE 13G                Page 3 of 7 pages
-------------------------------------------------------------------------------

 (1) Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     KYODEN COMPANY, LTD.
-------------------------------------------------------------------------------
 (2) Check the Appropriate Box if a Member   (a)  / /
     of a Group*                             (b)  / /

     NOT APPLICABLE
-------------------------------------------------------------------------------
 (3) SEC Use Only

-------------------------------------------------------------------------------
 (4) Citizenship or Place of Organization

     JAPAN
-------------------------------------------------------------------------------
 Number of Shares             (5) Sole Voting Power
 Beneficially                     0
 Owned by                    --------------------------------------------------
 Each Reporting               (6) Shared Voting Power
 Person                           4,741,491
                             --------------------------------------------------
                              (7) Sole Dispositive Power
                                  0
                             --------------------------------------------------
                              (8) Shared Dispositive Power
                                  4,741,491
-------------------------------------------------------------------------------
 (9) Aggregate Amount Beneficially Owned by Each Reporting Person

     4,741,491
-------------------------------------------------------------------------------
(10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares*     / /
-------------------------------------------------------------------------------
(11) Percent of Class Represented by Amount in Row (9)

     12.1%
-------------------------------------------------------------------------------
(12) Type of Reporting Person*

     CO
-------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!

-------------------------------------------------------------------------------
CUSIP No. 45769F 10 2        SCHEDULE 13G                Page 4 of 7 pages
-------------------------------------------------------------------------------

ITEM 1.

    (a)   Name of Issuer

          INNOVEDA, INC.
          ---------------------------------------------------------------------
    (b)   Address of Issuer's Principal Executive Offices

          293 BOSTON POST ROAD WEST, MARLBORO, MASSACHUSETTS 01752
          ---------------------------------------------------------------------


ITEM 2.

    (a)   Name of Person Filing

          (X) HIROSHI HASHIMOTO
          (Y) KYODEN HOLDING CO.
          (Z) KYODEN COMPANY, LTD.
          ---------------------------------------------------------------------
    (b)   Address of Principal Business Office or, if none, Residence

          (X) c/o KYODEN COMPANY, LTD.
              30-13 MOTOYOYOGI
              SHIBUYA-KU
              TOKYO, JAPAN

          (Y) 2001 GATEWAY PLACE
              SUITE 420
              SAN JOSE, CALIFORNIA 95110

          (Z) 30-13 MOTOYOYOGI
              SHIBUYA-KU
              TOKYO, JAPAN
          ---------------------------------------------------------------------
    (c)   Citizenship

          (X) JAPAN
          (Y) DELAWARE
          (Z) JAPAN
          ---------------------------------------------------------------------
    (d)   Title of Class of Securities

          COMMON STOCK, $0.01 PAR VALUE PER SHARE
          ---------------------------------------------------------------------
    (e)   CUSIP Number

          45769F 10 2
          ---------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A: NOT APPLICABLE

    (a) / / Broker or dealer registered under section 15 of the Exchange Act.

    (b) / / Bank as defined in section 3(a)(6) of the Exchange Act.

    (c) / / Insurance company as defined in section 3(a)(19) of the Exchange Act

    (d) / / Investment company registered under section 8 of the Investment Company Act of 1940.

-------------------------------------------------------------------------------
CUSIP No. 45769F 10 2        SCHEDULE 13G                Page 5 of 7 pages
-------------------------------------------------------------------------------

    (e) / / An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

    (f) / / An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

    (g) / / A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

    (h) / / A savings association as defined in section 3(b) of the Federal Deposit Insurance Act;

    (i) / / A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

    (j) / / Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

ITEM 4.  OWNERSHIP

    Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

    (a) Amount beneficially owned:   (X) 4,748,783(1)
                                     (Y) 4,741,491
                                     (Z) 4,741,491
    ---------------------------------------------------------------------------

    (b) Percent of class:   (X) 12.1%
                            (Y) 12.1%
                            (Z) 12.1%
    ---------------------------------------------------------------------------

    (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote     (X) 7,292
                                                           (Y) 0
                                                           (Z) 0
              -----------------------------------------------------------------
         (ii) Shared power to vote or to direct the vote   (X) 4,741,491
                                                           (Y) 4,741,491
                                                           (Z) 4,741,491
              -----------------------------------------------------------------
        (iii) Sole power to dispose or to direct the disposition of
                                                           (X) 7,292
                                                           (Y) 0
                                                           (Z) 0
              -----------------------------------------------------------------
         (iv) Shared power to dispose or to direct the disposition of
                                                           (X) 4,741,491
                                                           (Y) 4,741,491
                                                           (Z) 4,741,491
              -----------------------------------------------------------------

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

    If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. / / NOT APPLICABLE.

---------
(1) Includes 4,741,491 shares held by Kyoden Holding Co., a wholly owned subsidiary of Kyoden Company, Ltd. Mr. Hashimoto is Chairman and a director of Kyoden Company, Ltd. and is President of Kyoden Holding Co. Mr. Hashimoto disclaims beneficial ownership of all securities held by Kyoden Holding Co. The reporting herein of such securities shall not be construed as an admission that Mr. Hashimoto is the beneficial owner of any such securities for purposes of Section 13(d) or Section 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

-------------------------------------------------------------------------------
CUSIP No. 45769F 10 2        SCHEDULE 13G                Page 6 of 7 pages
-------------------------------------------------------------------------------

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. NOT APPLICABLE


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
         NOT APPLICABLE


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
         NOT APPLICABLE


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.
         NOT APPLICABLE

ITEM 10. CERTIFICATIONS.
         NOT APPLICABLE

-------------------------------------------------------------------------------
CUSIP No. 45769F 10 2        SCHEDULE 13G                Page 7 of 7 pages
-------------------------------------------------------------------------------

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: February 8, 2001                         /s/ Hiroshi Hashimoto
      -----------------------                   ----------------------------
                                                Hiroshi Hashimoto

                                                KYODEN HOLDING CO.

Dated: February 8, 2001                         By: /s/ Hiroshi Hashimoto
      -----------------------                      -------------------------
                                                   Name: Hiroshi Hashimoto
                                                   Title:

                                                KYODEN COMPANY, LTD.

Dated: February 8, 2001                         By: /s/ Hiroshi Hashimoto
      -----------------------                      -------------------------
                                                   Name: Hiroshi Hashimoto
                                                   Title:

                                                                     EXHIBIT A

                       AGREEMENT OF FILING OF SCHEDULE 13G
                              ON BEHALF OF EACH OF
                      HIROSHI HASHIMOTO, KYODEN HOLDING CO.
                            AND KYODEN COMPANY, LTD.

         Each of the undersigned, pursuant to Rule 13d-1(k)(l) under the Securities Exchange Act of 1934, as amended, hereby agrees, to the extent required by such rule, that the Schedule 13G with respect to each of his or its interests in the Common Stock, $0.01 par value per share, of Innoveda, Inc., a Delaware corporation, and to which this statement is appended as EXHIBIT A, is to be filed with the Securities and Exchange Commission on behalf of each of the undersigned on or about the date hereof.


Dated: February 8, 2001                 /s/ Hiroshi Hashimoto
      ----------------------            -----------------------------
                                        Hiroshi Hashimoto

                                        KYODEN HOLDING CO.

Dated: February 8, 2001                 By: /s/ Hiroshi Hashimoto
      ----------------------                -------------------------
                                            Name: Hiroshi Hashimoto
                                            Title:

                                        KYODEN COMPANY, LTD.

Dated: February 8, 2001                 By: /s/ Hiroshi Hashimoto
      ----------------------                -------------------------
                                            Name: Hiroshi Hashimoto
                                            Title: